Exhibit 5.1

May 27, 2004



Board of Directors
Allen Organ Company
150 Locust Street, P.O. Box 36
Macungie, Pennsylvania  18062-0036

Ladies and Gentlemen:

     In connection with proposed issuance of up to 100,000 shares of Class B common stock, $1.00 par value (the "Common Stock"), by Allen Organ Company (the "Company") pursuant to the Allen Organ Company Stock Incentive Plan (the "Plan"), covered by the Company's Registration Statement on Form S-8 filed on or about this date (the "Registration Statement"), we, as counsel to the Company, have reviewed:

     (1) the Pennsylvania Business Corporation of 1988, as amended;

     (2)  the Company's articles of incorporation;

     (3)  the Company's bylaws;

     (4)  the Registration Statement;

     (5)  a copy of a form of Common Stock certificate; and

     (6) resolutions adopted by the Company's Board of Directors on April 22, 2004.

     Based upon such review of the foregoing, it is our opinion that the Common Stock covered by the Registration Statement has been duly authorized and, when issued and sold pursuant to the terms described in the Plan, will be legally issued by the Company, fully paid and non-assessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, however, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

                              Very truly yours,


                              /s/STEVENS & LEE
                              STEVENS & LEE